EXHIBIT 99.1

Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com
PULTE HOMES REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
•	Net New Orders Were 4,582 for the Quarter, Down 37% from the Prior Year Third Quarter

•	Closed 7,468 Homes in Third Quarter 2007, a Decrease of 28% From Last Year; Average Sales Price Per Home Decreased 4% from the Prior Year Third Quarter to Approximately $322,000

•	Backlog at September 30, 2007 of 12,042 Homes, Valued at $4.1 Billion

•	Impairments and Land-Related Charges of $842 Million, and $336 Million in Goodwill Impairment for the Third Quarter 2007

•	Q3 2007 Net Loss of $3.12 Per Share, Inclusive of Impairments, Land-Related Charges and Impairment of Goodwill

•	Pre-Impairment, Pre-tax Income Exceeded the High End of Previous Guidance Range

•	Company Provides Fourth Quarter 2007 Guidance
     Bloomfield Hills, MI, October 24, 2007 — Pulte Homes (NYSE: PHM) announced today financial results for its third quarter and nine months ended September 30, 2007. For the quarter, the Company reported a loss from continuing operations of $787.9 million, or $3.12 per share, compared with income from continuing operations of $191.5 million for the prior year third quarter, or $0.74 per diluted share. The third quarter 2007 loss included $1.18 billion on a pre-tax basis, or $3.33 per share after-tax, recorded for impairments, land-related charges and impairment of goodwill, compared with $87.7 million, or $0.22 per diluted share for the third quarter of 2006.
     Consolidated revenues for the quarter were $2.5 billion, a decline of 31% from prior year revenues of $3.6 billion.

“The operating environment continues to be challenged with elevated levels of new and resale home inventory, tightening of mortgage liquidity, and weak consumer sentiment for housing,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “In the midst of these conditions, in the third quarter we were profitable on a pre-impairment basis, which exceeded the higher end of the guidance we previously provided of $0.10 to $0.20 per diluted share, exclusive of impairments or land-related charges. We also modestly improved our cash position, while reducing outstanding debt under the revolving credit facility. We remain focused on maintaining a strong, transparent balance sheet, generating additional cash, and managing SG&A costs to better match this challenging operating environment.”
The Company ended the quarter with $102 million in cash and paid down $148 million of debt outstanding under its $1.86 billion revolving credit facility since June 30, 2007. Pulte’s debt-to-capitalization ratio was 40.3%, as of September 30, 2007, compared with 39.5% one year ago.
Third Quarter Results
     Revenues from homebuilding settlements in the third quarter decreased 31% to $2.4 billion compared with $3.5 billion last year. The change in revenue for the quarter reflects a 28% decrease in closings to 7,468 homes, and a 4% decrease in average selling price to $322,000.
     Third quarter homebuilding pre-tax loss was approximately $1.1 billion, compared with prior year pre-tax income of $286.1 million. The pre-tax loss for the period reflects a decline in gross margins to -12.2% from 17.1% in the prior year quarter. Homebuilding SG&A expense decreased 15% compared with the prior year quarter, but increased to 9.8% as a percentage of home sale revenues compared with 8% for the same period last year. Homebuilding pre-tax loss for the third quarter is inclusive of approximately $842 million of pre-tax charges, or $2.10 per share on an after-tax basis, resulting from adjustments to land inventory and land held for sale, including the Company’s investment in unconsolidated joint ventures, and the write-off of deposits and other related costs associated with land transactions the Company no longer plans to pursue. The homebuilding pre-tax loss also includes goodwill impairment of $336 million, or $1.23 per share on an after-tax basis, recorded during the quarter.
     Net new home orders for the third quarter were 4,582 homes, valued at $1.3 billion, which represent declines of 37% and 47%, respectively, from prior year third quarter results. Pulte Homes’ ending backlog as of September 30, 2007 was valued at $4.1 billion (12,042 homes), compared with a value of $5.8 billion (16,375 homes) at the end of last year’s third quarter.
     The Company’s financial services operations reported pre-tax income of $12.9 million for the third quarter 2007 compared with $21.4 million of pre-tax income for the prior year’s quarter. The decrease in third quarter 2007 pre-tax income was primarily due to a 38% decline in mortgage loans originated during the quarter compared with the prior year’s quarter. The mortgage capture rate for the quarter was approximately 92%, compared with 91% for the same quarter last year.

Nine Month Results
     For the nine months ended September 30, 2007, Pulte Homes’ loss from continuing operations was $1.38 billion, or $5.48 per share, compared with prior year income from continuing operations of $697.9 million, or $2.70 per diluted share. Consolidated revenues for the period were $6.4 billion, down from $9.9 billion for the first nine months of last year.
     Revenues from homebuilding settlements for the period were $6.1 billion, down 37% from the prior year. Lower revenues for the period resulted from a 3% decrease in average selling price to $324,000, combined with a 35% decrease in the number of homes closed to 18,826.
     Homebuilding pre-tax loss for the period was approximately $2.05 billion, compared with pre-tax income of $1.04 billion for the prior year period. The pre-tax loss for the period reflects a decline in gross margins to -7.4% from 20.2% in the prior year period. Homebuilding SG&A expense declined 2% for the current year period compared with the prior year period, but increased to 13.3% as a percentage of home sale revenues compared with 8.6% for the same period last year. Homebuilding pre-tax loss for the first nine months of 2007 is inclusive of approximately $1.7 billion of pre-tax charges, or $4.29 per share on an after-tax basis, resulting from adjustments to land inventory and land held for sale, including the Company’s investment in unconsolidated joint ventures, and the write-off of deposits and other related costs associated with land transactions the Company no longer plans to pursue. Homebuilding pre-tax loss also includes goodwill impairment of $336 million, or $1.23 per share on an after-tax basis, recorded during the period. A pre-tax restructuring charge of approximately $47 million was recorded during the period related to the restructuring plan announced by the Company on May 29, 2007.
     For the first nine months of 2007, Pulte’s financial services operations reported pre-tax income of $32.7 million, compared with $85.8 million in the prior year. The prior year results reflect a first-quarter gain of approximately $31.6 million from the sale by Pulte Mortgage LLC of its investment in a Mexico-based mortgage-banking company. In addition, lower loan originations for the nine-month period, down 40% to 16,719 mortgages, also contributed to the decline.
Fourth Quarter 2007 Guidance
     “In part due to our relatively strong backlog position, combined with our lower overhead spending, for the fourth quarter of 2007 we are projecting income from continuing operations in the range from break-even to $0.10 per diluted share, exclusive of any additional impairments, land-related charges or goodwill impairment,” said Dugas. “Due to the lack of longer-term earnings visibility and the difficult market conditions that persist, we are not at this time providing guidance for any period beyond the fourth quarter of this year.”
     A conference call discussing Pulte Homes’ third quarter results will be held Thursday, October 25, 2007 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2006 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 51 markets and 26 states. In 2006, it delivered 41,487 homes and generated consolidated revenues of $14.3 billion. During its 57-year history, the company has constructed nearly 500,000 homes. Since 2000, Pulte Homes operations have earned more top-three finishes than any other homebuilder in the annual J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$2,438,556	$3,513,776	$6,261,962	$9,746,583
Financial Services	32,743	49,609	99,686	134,933
Other non-operating	499	574	2,829	3,986

Total Revenues	$2,471,798	$3,563,959	$6,364,477	$9,885,502

Pre-tax income (loss):
Homebuilding	$(1,098,679)	$286,057	$(2,050,256)	$1,044,462
Financial Services	12,896	21,377	32,659	85,777
Other non-operating	(8,130)	(11,920)	(25,473)	(29,456)

Income (loss) from continuing operations before income taxes	(1,093,913)	295,514	(2,043,070)	1,100,783
Income taxes (benefit)	(306,042)	104,064	(661,976)	402,836

Income (loss) from continuing operations	(787,871)	$191,450	(1,381,094)	$697,947

Loss from discontinued operations	—	(1,231)	—	(2,064)

Net income (loss)	$(787,871)	$190,219	$(1,381,094)	$695,883

EARNINGS (LOSS) PER SHARE - ASSUMING DILUTION:

Income (loss) from continuing operations	$(3.12)	$0.74	$(5.48)	$2.70
Loss from discontinued operations	—	—	—	(0.01)

Net income (loss)	$(3.12)	$0.74	$(5.48)	$2.69

Shares used in per share calculations	252,264	257,215	252,093	258,953

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	September 30,	December 31,	September 30,
	2007	2006	2006
	(Unaudited)		(Unaudited)

ASSETS
Cash and equivalents	$101,786	$551,292	$94,633
Unfunded settlements	44,967	72,597	84,778
House and land inventory	8,130,891	9,374,335	10,826,766
Land held for sale	372,245	465,823	447,414
Land, not owned, under option agreements	31,739	43,609	59,108
Residential mortgage loans available-for-sale	337,941	871,350	579,172
Investments in unconsolidated entities	152,557	150,685	249,448
Goodwill	40,068	375,677	377,040
Intangible assets, net	112,767	118,954	121,017
Other assets	733,999	982,034	1,060,145
Deferred income tax assets	796,676	170,518	16,702

	$10,855,636	$13,176,874	$13,916,223

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$1,826,603	$2,180,592	$2,477,401
Unsecured short-term borrowings	25,000	—	754,300
Collateralized short-term debt, recourse solely to applicable subsidiary assets	286,080	814,707	533,846
Income taxes	51,222	66,267	45,610
Senior notes	3,477,882	3,537,947	3,537,592

Total Liabilities	5,666,787	6,599,513	7,348,749

Shareholders’ Equity	5,188,849	6,577,361	6,567,474

	$10,855,636	$13,176,874	$13,916,223

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
HOMEBUILDING:
Home sales (settlements)	$2,407,762	$3,498,499	$6,098,869	$9,692,293
Land sales	30,794	15,277	163,093	54,290

Homebuilding revenues	2,438,556	3,513,776	6,261,962	9,746,583

Home cost of sales	(2,700,512)	(2,899,981)	(6,549,864)	(7,733,989)
Land cost of sales	(110,041)	(18,709)	(285,021)	(72,313)
Selling, general & administrative expense	(236,610)	(279,223)	(813,476)	(829,376)
Other income (expense), net	(490,072)	(29,806)	(663,857)	(66,443)

Pre-tax income (loss):	$(1,098,679)	$286,057	$(2,050,256)	$1,044,462

FINANCIAL SERVICES:
Pre-tax income	$12,896	$21,377	$32,659	$85,777

OTHER NON-OPERATING:
Pre-tax loss:
Net interest income (expense)	$(268)	$(1,338)	$134	$1,321
Other expense, net	(7,862)	(10,582)	(25,607)	(30,777)

Total Other non-operating	$(8,130)	$(11,920)	$(25,473)	$(29,456)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Homebuilding settlement revenues	$2,407,762	$3,498,499	$6,098,869	$9,692,293

Unit settlements:
Northeast	729	900	1,633	2,435
Southeast	1,019	1,024	2,798	3,028
Florida	1,058	1,872	2,944	5,390
Midwest	987	1,331	2,092	3,179
Central	699	1,265	1,995	3,545
Southwest	2,170	2,853	5,305	7,766
California	806	1,195	2,059	3,578

	7,468	10,440	18,826	28,921

Average selling price	$322	$335	$324	$335

Net new orders:
Northeast	440	672	2,000	2,190
Southeast	883	821	2,907	3,917
Florida	766	818	3,362	3,732
Midwest	495	1,163	2,291	3,596
Central	521	958	1,876	3,584
Southwest	1,036	1,958	5,805	7,310
California	441	909	2,372	3,150

	4,582	7,299	20,613	27,479

Net new orders — dollars *	$1,267,000	$2,396,000	$6,606,000	$9,200,000

Unit backlog:
Northeast			1,284	1,348
Southeast			1,817	2,469
Florida			1,630	2,427
Midwest			1,444	1,804
Central			1,003	1,653
Southwest			3,371	4,803
California			1,493	1,871

			12,042	16,375

Dollars in backlog			$4,087,000	$5,809,000

*	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

MORTGAGE ORIGINATIONS:

Origination volume	6,261	10,052	16,719	27,641

Origination principal	$1,424,100	$2,154,600	$3,743,800	$5,921,400

Capture rate percentage	92.5%	91.1%	92.7%	90.5%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest expense:
Homebuilding (included in home cost of sales)	$98,205	$65,217	$242,585	$162,285
Financial Services	4,230	6,651	12,464	16,798
Other non-operating	767	1,912	2,695	2,665

Total interest expense	$103,202	$73,780	$257,744	$181,748

Depreciation & amortization	$20,836	$20,522	$64,109	$58,509